SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20579

                        ----------------------------

                                  FORM 8-K
                               CURRENT REPORT

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                   Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934, as amended


    Date of Report (Date of earliest event reported): December 14, 2000


                             REV Holdings Inc.
           (Exact Name of Registrant as Specified in its Charter)


       Delaware                       333-23451                 13-3933701
(State or Other Jurisdiction of  (Commission File Number)    (I.R.S. Employer
      Incorporation)                                        Identification No.)


                             625 Madison Avenue
                          New York, New York 10022
        (Address of principal executive offices, including zip code)


     Registrant's telephone number, including area code: (212) 527-4000


                               Not Applicable
       (Former name or former address, if changed since last report)



ITEM 5. OTHER EVENTS

        On December 14, 2000, REV Holdings Inc. (the "Company") filed a registration statement with the Securities and Exchange Commission in respect of a proposed exchange offer for its outstanding Senior Secured Discount Notes Due 2001 (the "Old Notes"). Under the terms of the proposed exchange offer, the Company would offer to exchange all outstanding Old
Notes, other than Old Notes held by affiliates of the Company, for an equal principal amount of 12% Senior Secured Notes due 2004 (the "New Notes").
The New Notes would bear interest at 12% per year, payable semi-annually, and would be secured by 52 shares of Revlon, Inc. common stock per $1,000 principal amount of notes. The Old Notes are secured by approximately 26 shares of Revlon, Inc. common stock per $1,000 principal amount at maturity of notes.

        As of December 13, 2000, affiliates of the Company held approximately $630 million principal amount at maturity of Old Notes. Affiliates of the Company may continue to acquire Old Notes in privately negotiated or open market purchases.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This current report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                                 SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           REV HOLDINGS INC.


                                           Dated:  December 14, 2000



                                           By:/s/ Glenn P. Dickes
                                           --------------------------------
                                           Name:   Glenn P. Dickes
                                           Title:  Vice President